Exhibit 10.21

FORM OF WATER SERVICES AGREEMENT

BY AND BETWEEN

ANTERO RESOURCES CORPORATION

AND

ANTERO RESOURCES MIDSTREAM LLC

DATED AS OF

[                       ]

i

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Section 17.9	Headings	30
Section 17.10	Rights and Remedies	30
Section 17.11	No Partnership	30
Section 17.12	Rules of Construction	30
Section 17.13	No Third Party Beneficiaries	31
Section 17.14	Further Assurances	31
Section 17.15	Counterpart Execution	31

Exhibit A	Initial Service Area
Exhibit B	Initial Water Facilities
Exhibit C	Take Points
Exhibit D	Initial Development Plan
Exhibit E	Initial Water Facilities Plan
Exhibit F	Form of Connection Notice
Exhibit G	Deemed Connection Notices
Exhibit H	Cost of Service Fee

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WATER SERVICES AGREEMENT

This Water Services Agreement (this “Agreement”), dated as of  [                           ] (the “Effective Date”), is by and between ANTERO RESOURCES CORPORATION, a Delaware corporation (“Producer”), and ANTERO RESOURCES MIDSTREAM LLC, a Delaware limited liability company (“Midstream”).  Producer and Midstream may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.            Producer owns Oil and Gas Interests and intends to drill and complete Wells for the production of Hydrocarbons in the Initial Service Area and may from time to time own Oil and Gas Interests and may drill and complete Wells for the production of Hydrocarbons in other areas.

B.            Producer requires supplies of Water in its areas of operation for hydraulic fracturing operations and other purposes and has the right to take Water from various rivers and other Water sources to use for such purposes in its operations in the Initial Service Area and may from time to time have rights to take Water from other sources for such operations and operations in other areas.

C.            Midstream has acquired the Water Facilities, which Producer has been using to take Water from its Water sources and to make available such Water in its areas of operation in the Initial Service Area, including certain related assets, from Producer.  Midstream anticipates the expansion of the Water Facilities to make available Water to additional locations in the Initial Service Area and other areas.

D.            Producer desires to contract with Midstream to provide the Services utilizing the Water Facilities in the Service Area, and Midstream desires to provide the Services to Producer, in each case in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings given to such terms set forth below:

Adequate Assurance of Performance.  As defined in Section 12.6(a).

Affiliate.  Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  Affiliated shall have the correlative meaning.  The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

Agreement.  As defined in the preamble hereof.

Applicable Law.  Any applicable law, statute, regulation, rule, code, administrative order or enforcement action (whether national, local, municipal, territorial, provincial, or federal) of any Governmental Authority to the extent they apply to the Services or the Parties.

Barrel.  Forty-two Gallons.

Business Day.  Any calendar Day that commercial banks in New York City are open for business.

Completion Deadline.  As defined in Section 3.4(b).

Connection Notice.  As defined in Section 3.4(b).

Confidential Information.  As defined in Section 17.6(a).

Contract Year.  Each of (i) the period from the Effective Date to the last Day of the Month in which the first anniversary of the Effective Date occurs and (ii) each period of twelve (12) Months thereafter.

Cost of Service Fee.  As defined in Section 5.1(c).

CPI.  As defined in Section 5.1(b).

CS Facility.  As defined in Section 5.1(c).

Day.  A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day.  Daily shall have the correlative meaning.

Delivery Point.  The inlet flange of Producer’s Water tank or other Producer storage facility located at or in the vicinity of a Well Pad.

Delivery Point Fee.  As defined in Section 5.1(a)(i).

Development Plan.  As defined in Section 3.3(a).

Effective Date.  As defined in the preamble of this Agreement.

Fair Market Value.  With respect to any asset, the price that would be paid by a willing buyer of such asset to a willing seller, as determined by an independent nationally known investment banking firm selected by Midstream and reasonably acceptable to Producer.

Firm Service.  Services that are accorded the highest priority on the Water Facilities with respect to capacity allocations, interruptions, or curtailments, specifically including the Services provided to Producer hereunder.  Firm Services will be the last curtailed on the relevant part of the Water Facilities in the event of an interruption or curtailment, and all Firm Services will be treated equally in the event an allocation is necessary.

Force Majeure.  As defined in Section 13.2.

Gallon.  One U.S. gallon, which is equal to 231 cubic inches.

Gas.  Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Governmental Approval.  Any permit, license, consent, clearance, certificate, approval, authorization or similar document or authority which any Applicable Law or Governmental Authority requires either Party to hold or obtain in order for the Services to be performed, including any that are required to take Water from the Take Points.

Governmental Authority.  Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Hydrocarbons.  Gas and/or Liquid Hydrocarbons.

Initial Development Plan.  The Development Plan attached hereto as Exhibit D.

Initial Service Area.  The area described in Exhibit A hereto.

Interruptible Service.  Service that is accorded the lowest priority on the Water Facilities with respect to capacity allocations, interruptions, or curtailments.  Interruptible Service will be the first curtailed on the Water Facilities in the event of an interruption or curtailment.

Liquid Hydrocarbons.  Oil, condensate, natural gasoline and all the liquid hydrocarbon production from wells, or a blend of such.

Maintenance.  As defined in Section 6.2.

Maximum BPM Rate.  Thirty-five (35) Barrels per minute.

Measurement Facilities.  Any facility or equipment used to measure the volume of Water, which may include meter tubes, isolation valves, tank strappings, recording devices, communication equipment, buildings and barriers.

Midstream.  As defined in the preamble of this Agreement.

Month.  A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month.  Monthly shall have the correlative meaning.

Oil and Gas Interests.  Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Parties.  As defined in the preamble of this Agreement.

Party.  As defined in the preamble of this Agreement.

Person.  An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Planned Well.  As defined in Section 3.3(a).

Planned Well Pad.  As defined in Section 3.3(a).

Producer.  As defined in the preamble of this Agreement.

Required Pumping Station.  As defined in Section 3.7.

Retention Facility.  Each retention area or other similar facility used to temporarily store Water prior to its being made available at a Delivery Point.

Retention Facility Fee.  As defined in Section 5.1(a)(ii).

Service Area.  The Initial Service Area and any other area that becomes part of the Service Area pursuant to Section 2.3.

Service Area Properties.  All Oil and Gas Interests now owned or hereafter acquired by Producer and located wholly or partly within the Service Area or pooled, unitized or communitized with Oil and Gas Interests located wholly or partly within the Service Area; provided that Service Area Properties shall not include any Oil and Gas Interests that are unitized or pooled with the properties of third parties that are not Service Area Properties if Producer is not the operator of such unit.

Services.  As defined in Section 3.1.

System Pumping Station.  As defined in Section 3.7.

System Retention Facility.  As defined in Section 3.6.

System Segment.  A physically separate segment of the Water Facilities that connects one or more Take Points to one or more System Retention Facilities, together with any underground

Water lines downstream of such System Retention Facilities and any rights of way downstream of such System Retention Facilities for surface Water lines, including all underground Water pipelines, System Retention Facilities, System Pumping Stations, Take Point Facilities, Measurement Facilities, rights of way, fee parcels, surface rights, and permits, and all appurtenant facilities.

System Delivery Point.  Each point on any System Segment when Water is made available to customers, including the Delivery Points.

System Take Point.  Each take point on any System Segment, including the Take Points.

Take Point.  Those points specified in Exhibit C hereto, together with such additional points as are specified by Producer in accordance with Section 3.5 from which, in accordance with agreements with the holders of water rights and/or Applicable Laws and required Governmental Approvals, Producer has procured the right for Midstream to take Water to make available to Producer for use in accordance with this Agreement.

Take Point Facilities.  All facilities located at any Take Point that are necessary for Midstream to take Water from the Water source at such Take Point.

Target Commencement Date.  As defined in Section 3.4(b).

Water.  Raw fresh water.  For the avoidance of doubt, “Water” does not include recycled flowback water or produced water.

Water Facilities.  The Water facilities described in Exhibit B being acquired by Midstream from Producer as of the date hereof, together with any additional System Segments constructed after the date hereof, as such Water facilities are expanded after the date hereof, including, in each case, to the extent now in existence or constructed or installed in the future, all underground Water pipelines, System Retention Facilities, System Pumping Stations, Take Point Facilities, Measurement Facilities, rights of way (whether for underground or surface use), fee parcels, surface rights, and permits, and all appurtenant facilities.

Water Facilities Plan.  As defined in Section 3.3(b).

Water Quality Standards.  As defined in Section 9.1.

Well.  A well for the production of Hydrocarbons in which Producer owns an interest that is located on the Service Area Properties or for which Water is required to be made available from the Water Facilities in accordance with this Agreement.

Well Pad.  The surface installation on which one or more Wells are located.

ARTICLE 2
PRODUCER COMMITMENTS

Section 2.1            Producer Commitments.  Subject to the terms and conditions of this Agreement, Producer covenants and commits to exclusively use Water made available at the Delivery Points or otherwise made available by Midstream to Producer under this Agreement for use in its hydraulic fracturing operations for all Wells operated by Producer in the Service Area.

Section 2.2            Covenant Running with the Land.  The covenant and commitment made by Producer under this Article 2 is a covenant running with the land. For the avoidance of doubt and in addition to that which is provided in Section 17.4, in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in any of its Service Area Properties, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.  Notwithstanding the foregoing, Producer shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of Service Area Properties free of the covenant and commitment made under this Article 2 in a sale or other disposition in which a number of net acres of Service Area Properties that, when added to the total of net acres of Service Area Properties theretofore and, where applicable, simultaneously disposed of free of the commitment made by Producer under this Article 2, does not exceed the aggregate number of net acres of Service Area Properties acquired by Producer after the Effective Date, including in a transaction in which Service Area Properties are exchanged for other properties located in the Service Area that would be subject to commitment made by Producer under this Article 2.

Section 2.3            Additional Oil and Gas Interests or Water Facilities.

(a)           If at any time Producer acquires any existing Water facilities through which Water is made available to any Oil and Gas Interests, it shall, by notice to Midstream on or before the 10th day after such acquisition, which notice shall include a reasonable description of such Water facilities and such Oil and Gas Interests (including an update to the Development Plan reflecting such Oil and Gas Interests in which Producer owns or is acquiring an interest) and the price paid by Producer for such Water facilities, including any liabilities assumed by Producer, offer to sell to Midstream such Water facilities, including all underground Water pipelines, retention facilities, pumping stations, take point facilities, delivery points, measurement facilities, rights of way (whether for underground or surface use), fee parcels, surface rights, and permits, and all appurtenant facilities, as well as any third party contracts for Water services utilizing such pipeline facilities, at the same price at which such Water facilities were acquired by Producer, including the assumption of any liabilities with respect thereto assumed by Producer.  Midstream shall have the right, to be exercised by notice to Producer on or before the 60th Day after Producer’s notice of its acquisition of such Water facilities, to acquire such Water facilities at such price (including the assumption of such liabilities).  If Midstream does not give such notice to Producer on or before such 30th Day, Midstream shall be deemed to have waived its right to acquire such Water facilities, except in the case of a third party services offer as provided below, and (i) Producer shall have the right to own and operate such facilities to make available Water to the Oil and Gas Interests described in such notice in which Producer owns an interest and all other Oil and Gas Interests within the area within three miles of any such Oil and Gas Interest and/or (ii) Producer shall have the right to solicit proposals from a third party service provider to acquire, own, and operate such facilities to make available Water to the Oil and Gas Interests described in such notice in which Producer owns an interest and all Oil and Gas Properties in which Producer owns an interest within the area within three miles of any such Oil and Gas Property.  If Producer obtains any such third party proposal, it shall, by notice to Midstream, provide Midstream with all the terms and conditions thereof, and Midstream shall have the right to elect, by notice to Producer on or before the 60th Day after its receipt of Producer’s notice containing the terms and conditions of such proposal, to acquire such Water facilities and provide such services on the same terms and conditions as those offered by the third party service provider.  If Midstream does not so elect on or before such 60th Day, Midstream shall be deemed to have waived its right to acquire such gathering facilities and provide such services, and Producer shall have the right to contract with such third party service provider to acquire such facilities and to provide such services on such terms and conditions to the Oil and Gas Interests described in such notice in which Producer owns an interest and all other Oil and Gas Interests within the area within three miles of any such Oil and Gas Interest.  If Midstream elects to acquire such Water facilities, the closing of Midstream’s purchase of such Water facilities from Producer shall take place as soon as reasonably practicable following Midstream’s exercise of its right to acquire such Water facilities.  From and after the closing of such purchase by Midstream, all Oil and Gas Properties owned by Producer the Water for which is being made available utilizing such water facilities as well as Oil and Gas Properties owned by Producer within the area within three miles of any such Oil and Gas Property shall become Service Area Properties, and such area, to the extent not in or part of the then-existing Service Area, shall become part of the Service Area, such Water facilities shall be deemed to be one or more System Segments and part of the Water Facilities, and the proposed Development Plan update included in Producer’s notice shall become part of the Development Plant.  In any transaction in which Producer so acquires Water facilities, Producer shall use reasonable efforts to cause the transaction documents for such acquisition to state a separate purchase price (and separately state any assumed liabilities) for such Water facilities.  If notwithstanding such reasonable efforts the transaction documents for such acquisition do not state a separate purchase price, the purchase price to be paid by Midstream to Producer for such Water facilities shall be equal to the Fair Market Value of such Water facilities, and Midstream shall assume all liabilities in respect of such Water facilities to the extent arising from the ownership and operation of such Water facilities and/or any occurrence from and after the closing of the purchase of such Water facilities by Midstream.

(b)                                 If at any time Producer desires to construct, own, and operate, or to have constructed and operated, Water facilities to make available Water to any Oil and Gas Interests in which Producer owns an interest outside the then-existing Service Area, Producer shall, by notice to Midstream specifying (i) the facilities it desires and the take points and delivery points it plans to connect, (ii) the Oil and Gas Interests owned by Producer to which Water is to be made available utilizing such facilities (including an update to the Development Plan reflecting such Oil and Gas Interests), and (iii) a proposed development plan for the Wells to be drilled on such Oil and Gas Interests during the period of at least 18 Months after such notice, offer to Midstream the opportunity to construct, own, and operate such facilities as part of the Water Facilities on the terms set forth in this Agreement.  Midstream shall have the right, to be exercised by notice to Producer on or before the 60th Day after Producer’s notice, to elect to construct, own, and operate such facilities.  If Midstream exercises such right, from and after the date of Midstream’s notice of exercise, the area within three miles of the Oil and Gas Properties described in such notice, to the extent not in or part of the then-existing Service Area, shall become part of the Service Area, such Water facilities as they are constructed shall be deemed to be part of the Water Facilities, and the proposed Development Plan update included in Producer’s notice shall become part of the Development Plan.  If  Midstream does not give such notice to Producer on or before such 60th Day, Midstream shall be deemed to have waived its right to construct, own, and operate the facilities set forth in Producer’s notice as part of the Water Facilities on the terms set forth in this Agreement, except in the case of a third party services offer as provided below,  and (1) Producer shall have the right to construct, own, and operate such facilities to make available Water to the Oil and Gas Interests described in such notice or (2) Producer shall have the right to solicit proposals from a third party service provider to construct, own, and operate such facilities to make available Water to the Oil and Gas Interests described in such notice and to make available Water to all Oil and Gas Properties owned by Producer within the area within three miles of any such Oil and Gas Property.  If Producer obtains any such third party proposal, it shall, by notice to Midstream, provide Midstream with all the terms and conditions thereof, and Midstream shall have the right to elect, by notice to Producer on or before the 60th Day after its receipt of Producer’s notice containing the terms and conditions of such proposal, to construct, own, and operate such water facilities to make available Water to the Oil and Gas Interests described in such notice on the same terms and conditions as those offered by the third party service provider.  If Midstream does not so elect on or before such 60th Day, Midstream shall be deemed to have waived its right to provide such services, and Producer shall have the right to contract with such third party service to make available Water to the Oil and Gas Interests described in such notice and to make available Water to all Oil and Gas Properties owned by Producer within the area within three miles of any such Oil and Gas Property.

(c)                                  Midstream shall have the right at any time after the Effective Date to notify Producer that Midstream desires to increase the scope of this Agreement to include the treatment, handling, and/or disposal of flowback water, produced water, and/or drilling fluids and/or other fluid waste handling services (“Water Treatment Services”).  Midstream shall have the right to give one or more such notices, each covering one or more such types of services.  On or before the 30th Day after any such notice, Producer shall by notice to Midstream request from Midstream a proposal to provide the type or types of Water Treatment Services specified in the Midstream notice to the extent that Producer is then utilizing Water Treatment Services of such type (such notice, a “Request for Proposal”), and thereafter Producer shall provide a further Request for Proposal each time that it desires any such Water Treatment Services in addition to those covered in a prior Request for Proposal for such type of Water Treatment Services.  Each Request for Proposal shall specify the Water Treatment Services that Producer desires, the proposed terms and conditions on which such Water Treatment Services would be provided, and the Oil and Gas Interests with respect to which it desires such Water Treatment Services.  Midstream shall have the right, to be exercised by notice to Producer on or before the 60th Day after the Request for Proposal (such notice, a “Proposal Notice”), to make a proposal to provide such Water Treatment Services.  Concurrently with or following its Request for Proposal to Midstream, Producer may seek proposals from third parties to provide such Water Treatment Services on the same terms and conditions.  Producer shall not accept any such proposal from any third party for such Water Treatment Services unless (i) such third party’s offer is received on or before the 60th day after the Request for Proposal, is on the same terms and conditions as the Request for Proposal, and offers fees for such Water Treatment Services that are better for Producer than those offered by Midstream in its Proposal Notice, (ii) Producer, by notice to Midstream, provides a copy of such third party proposal to Midstream, and (iii) Midstream does not, by notice to Producer on or before the 30th Day after notice of such third party offer is received from Producer, offer to provide such Water Treatment Services for fees at least equal to those proposed by the third party. If Midstream’s proposal is accepted or if Midstream matches a third party offer, Midstream and Producer shall document their agreement for Midstream to provide such services on the terms and conditions in the Request for Proposal and the Proposal Notice.

Section 2.4                                   Priority of Services.  All Services provided under this Agreement shall be Firm Services.

ARTICLE 3
SERVICES; WATER FACILITIES EXPANSION AND CONNECTION OF DELIVERY POINTS

Section 3.1                                   Midstream Service Commitment.  Subject to and in accordance with the terms and conditions of this Agreement, Midstream commits to providing the following services (collectively, the “Services”) to Producer:

(a)                                 take, or cause to be taken, at each Take Point on each Day, Water in a quantity at least equal to the lesser of (i) the maximum capacity of the Take Point Facilities as they then exist at such Take Point on such Day, (ii) the maximum volume of Water that may be taken at such Take Point in accordance with Producer’s rights to take Water at such Take Point, including Applicable Laws and/or any relevant Governmental Approval, and (iii) such volume of Water as shall be nominated by Producer in accordance with this Agreement;

(b)                                 make available or cause to be made available, by underground or surface water lines and through the use of System Retention Facilities if applicable, such Water at the Delivery Points nominated by Producer in accordance with this Agreement in the quantities specified by Producer, up to the Maximum BPM Rate; and

(c)                                  permit Producer to remove such Water from the System Retention Facilities by truck for use in its hydraulic fracturing operations (and for no other use).

Section 3.2                                   Water Availability and Quantity.  The obligation of Midstream to perform the Services is subject to the conditions that (a) Producer has obtained all necessary rights, including all Governmental Approvals (but excluding any leases, easements, or other real property rights necessary for the location of Take Point Facilities, which, subject to the other provisions of this Agreement, shall be the obligation of Midstream), to take Water from the Take Points in sufficient volumes to make available Water at the Delivery Points in the volumes specified in Section 3.1(b) and (b) the quality of the Water available to be taken at such Take Points is at all times in compliance with the Water Quality Standards.  Midstream shall be relieved of its obligations to provide the Services to the extent that it is prevented from doing so because either of such conditions is not satisfied at any time.

Section 3.3                                   Development Plan; Water Facilities Plan; Exchange and Review of Information.

(a)                                 The Initial Development Plan describes Producer’s planned development and drilling activities relating to the Service Area Properties through the date that is 18 months after the Effective Date (such plan, as updated as hereinafter provided, and including any proposed development plan that becomes part of the Development Plan pursuant to Section 2.3, the “Development Plan”).  Following the Effective Date, Producer shall provide Midstream an updated Development Plan describing the planned development and drilling activities relating to the Service Area Properties for the 18-Month period commencing on the date of such updated Development Plan on or before the last Day of each Month.  Each Development Plan will include (i) information as to the Wells that Producer expects will be drilled during such period (each such Well reflected in a Development Plan, a “Planned Well”), information as to each Well Pad expected to be constructed during such period (each such Well Pad reflected in a Development Plan, a “Planned Well Pad”) and the approximate locations thereof, and the earliest date on which one or more Planned Wells at each such Planned Well Pad are expected to be completed and (ii) good faith and reasonable forecasts of the periods of time during which Water will be required at each Well Pad for the purpose of hydraulic fracturing operations for all Planned Wells on such Well Pad and the volumes of Water that will be required for such Planned Wells during the 18-Month period following the date of such Development Plan (to the extent not previously provided or, if earlier provided, as revised in Producer’s good faith estimation).  Producer shall make its representatives available to discuss the Development Plan from time to time with Midstream and its representatives, in order to facilitate advance planning for expansion or improvement of the Water Facilities and to address other matters relating to the construction and installation of additions to the Water Facilities.  Producer may provide updated or amended Development Plans to Midstream at any time and shall provide its then-current Development Plan to Midstream from time to time on or prior to the fifth (5th) Business Day after Midstream’s request therefor.

(b)                                 Attached hereto as Exhibit D is a Water Facilities plan describing and/or depicting the Water Facilities, including all Take Points, pipelines, Retention Facilities, Delivery Points, rights of way for surface Water lines, and all Pumping Stations and other major physical facilities, together with their locations, sizes and other physical specifications, operating parameters, capacities, and other relevant specifications, and together with a schedule for completing the construction and installation of the planned portions thereof, in each case as currently in existence, under construction, or planned (such plan, as updated as hereinafter provided, the “Water Facilities Plan”).  Based on the Development Plans and such other information about the expected development of the Service Area Properties as shall be provided to Midstream by or on behalf of Producer, Midstream shall periodically update the Water Facilities Plan.  Without limiting the generality of the foregoing, Midstream shall ensure that the Water Facilities Plan reflects each Monthly Development Plan not later than 30 Days after such Development Plan is delivered. Midstream shall make the Water Facilities Plan available for inspection by Producer and its representatives from time to time and shall make representatives of Midstream available to discuss the Water Facilities Plan from time to time with Producer and its representatives.  Midstream shall provide Producer updates not less frequently than Monthly on the progress of work on all facilities necessary to connect the Water Facilities to Delivery Points at the Planned Well Pads as set forth in the then-current Water Facilities Plan.

(c)                                  The Parties recognize that the plans for the development of the Service Area Properties set forth in the Development Plans, as well as all information provided by Producer to Midstream regarding its intentions with respect to the development of the Service Area Properties, are subject to change and revision at any time at the discretion of Producer, and that such changes may impact the timing, configuration, and scope of the planned activities of Midstream.  The exchange of such information and any changes thereto shall not give rise to any rights or liabilities as between the Parties except as expressly set forth in this Agreement, and Midstream shall determine at its own risk the time at which it begins to work on and incur costs in connection with particular Water Facilities expansion projects, including the acquisition of rights of way, equipment, and materials.  Without limiting the generality of the foregoing, Producer has no obligation to Midstream under this Agreement to develop or produce any Hydrocarbons from the Service Area Properties or to pursue or complete any drilling or development on the Service Area Properties, whether or not envisioned in the Development Plan.

Section 3.4                                   Expansion of Water Facilities; Connection of Delivery Points.

(a)                                 The Water Facilities shall be designed, developed, and constituted for the purpose of providing Services as and when needed to provide Water to the Service Area Properties, and Midstream shall be obligated, at its sole cost and expense, subject to the provisions of this Agreement, to plan, procure, construct, install, own, and operate the Water Facilities so as to timely connect the Water Facilities to the Delivery Points at all Planned Well Pads and timely commence providing the full scope of Services with respect to all the Planned Wells in accordance with this Section 3.4; provided, that the foregoing shall not preclude Midstream from also designing, developing and constituting the Water Facilities to services to third parties.

(b)                                 Midstream shall be obligated to connect the Water Facilities to Delivery Points at a particular Well Pad only if Midstream has received from Producer a notice in the form of Exhibit F hereto (or in such form as Producer and Midstream shall otherwise agree from time to time) stating that Producer intends to drill, complete, and carry out hydraulic fracturing operations on such Wells at such Well Pad (a “Connection Notice”) and setting forth the target date for the commencement of hydraulic fracturing operations (the “Target Commencement Date”) at such Well Pad and the volumes of Water to be made available at the Delivery Points starting on such Target Commencement Date.

Following receipt of a Connection Notice, Midstream shall cause the necessary facilities to be constructed to connect the Water Facilities to the Delivery Points at the Well Pads referred to in such Connection Notice and to commence the Services with respect to such Delivery Points.  Such facilities shall be able to make Water available to the Delivery Point at the Planned Well Pad as soon as reasonably practicable following the Connection Notice and in any event on or before the later to occur of (1) the Target Commencement Date with respect to such Planned Well Pad, (2) the date that is 180 Days after the Connection Notice, (3) for any Well Pad located in the Initial Service Area but in any area outside the area described in Exhibit A as the “core area”, the date specified for such area in Exhibit A, (4) for any Well Pad located outside the Initial Service Area, the date that is 18 months after the area in which such Well  Pad is located became part of the Service Area, and (5) the date on which the initial Planned Well(s) at such Planned Well Pad has reached its projected depth and is ready for completion and hydraulic fracturing operations (the later of such dates, with respect to such Planned Well Pad, the “Completion Deadline”).  Midstream shall provide Producer notice promptly upon Midstream’s becoming aware of any reason to believe that it may not be able to connect a Planned Well Pad to the Water Facilities by the Target Commencement Date therefor or to otherwise complete all facilities necessary to provide the full scope of Services with respect to the Delivery Points at such Planned Well Pad by the Target Commencement Date therefor.  If and to the extent Midstream is delayed in completing and making available such facilities by a Force Majeure event or any action of Producer that is inconsistent with the cooperation requirements of Section 3.9, then the Completion Deadline for such connection shall be extended for a period of time equal to that during which Midstream’s completion and making available of such facilities was delayed by such events or actions.  If such facilities are not completed and made available by the Completion Deadline, as Producer’s sole and exclusive remedies for such delay,

(i)                                     if Midstream notifies Producer that the required volumes of Water are available at a System Retention Facility, Producer shall have the right to pick up such volumes of Water at such System Retention Facility and truck it to the Delivery Point at the Well Pad, in which case the Producer’s actual cost of trucking such Water to  such Delivery Point shall be deducted from the Delivery Point Fee or the Cost of Service Fee, as applicable; or

(ii)                                  if the required volumes of Water are not available at a System Retention Facility as provided in clause (i) above, Producer shall have the right to obtain Water from sources other than Midstream for hydraulic fracturing operations at such Well Pad and truck such Water to such Well Pad until such time as the Delivery Point at such Well Pad is connected to the Water Facilities and the Water Facilities are ready to make available Water at such Delivery Point and to commence the Services with respect thereto, in which case Producer shall be entitled to recover from Midstream the excess, if any, of its costs of obtaining such Water and trucking such Water to such Well Pad over the Delivery Point Fee or the Cost of Service Fee, as applicable, that it would have been obligated to pay Midstream for the same volumes of Water; or

(iii)                               Producer shall have the right to complete the procurement, construction and/or installation of any rights or facilities necessary to connect the Delivery Point at the relevant Planned Well Pad to the Water Facilities and to permit

Water to be made available at such Delivery Point, in which case Midstream shall pay to Producer an amount equal to 115% of all reasonable costs and expenses incurred by Producer in so procuring, constructing, and/or installing such rights and facilities, and Producer shall convey all such rights and facilities to Midstream and such rights and facilities shall thereafter be part of the Water Facilities.

The remedies set forth in clauses (i), (ii) and (iii) above shall be applicable to Wells with Completion Deadlines that are 180 Days or more after the Effective Date.  Once a Well Pad is connected to the Water Facilities, Midstream shall maintain such connection until such time as Producer has advised Midstream that all hydraulic fracturing operations have been completed on all Planned Wells at such Well Pad; provided that Midstream shall have the right to remove and re-lay temporary surface water lines from time to time as long as no delay or disruption in Producer’s hydraulic fracturing operations results therefrom.

(c)                                  If the actual commencement of hydraulic fracturing operations at a particular Well Pad is delayed more than 30 Days after the Target Commencement Date for such Well Pad and the Water Facilities are connected to the Delivery Point at such Well Pad and available to commence providing the Services with respect to the Planned Wells on such Well Pad prior to the date such initial Planned Well is ready for hydraulic fracturing, Midstream shall be entitled to a fee equal to interest per annum at the Wall Street Journal prime rate on the incremental cost and expense incurred by Midstream to procure, construct and install the relevant rights and facilities to connect to such Well Pad and to cause such facilities to be available to commence providing Services thereto for the number of Days after the Target Commencement Date until the Day that hydraulic fracturing of the first Well at such Well Pad has commenced; provided, however, that if hydraulic fracturing of such Well has not commenced by the date that is six months after the Target Commencement Date for such Well or, as of an earlier date, Producer notifies Midstream that it has elected not to fracture any Planned Wells at such Planned Well Pad, Producer shall pay to Midstream an amount equal to 115% of all reasonable incremental costs and expenses incurred by Midstream in procuring, constructing and installing such rights and facilities to connect the Water Facilities to such Planned Well Pad and to cause such facilities to be available to commence providing Services thereto, and Midstream shall assign, transfer, and deliver to Producer all rights and facilities (including equipment, materials, work in progress, and completed construction) the costs and expenses of which have so been paid by Producer, to Producer.  If Producer so pays Midstream and later completes a Well at such Well Pad which it desires to hydraulically fracture, or if such facilities are later used to connect and hydraulically fracture a Well at a different Planned Well Pad or for a third party, Midstream shall refund to Producer such amount paid by Producer, and Producer shall retransfer such rights and facilities to Midstream.

(d)                                 A Connection Notice shall be deemed to have been given for the Planned Wells set forth on Exhibit G hereto, the Target Commencement Date for which shall be as set forth Exhibit G.  Such Connection Notice shall be deemed to have been given for each such Planned Well 180 Days prior to such Target Commencement Date.

Section 3.5                                   Take Points.  Midstream shall be obligated, at Midstream’s cost, to provide Take Point Facilities with respect to the Take Points set forth on

Exhibit C.  All such Take Points shall be provided with all Take Point Facilities (including any Measurement Facilities) necessary to take volumes of Water set forth for each such Take Point on Exhibit C (with all expansions of capacity at such Take Point Facilities, being at Producer’s sole, cost, risk, and expense).  Producer shall have right from time to time to specify in the Development Plan or in a Connection Notice that an additional Take Point shall be added and that Water from such Take Point shall be made available to Delivery Points connected to a particular System Segment.  If Producer so specifies, Midstream shall, at Producer’s sole cost, risk, and expense, provide Take Point Facilities for such Take Point and a connection between such Take Point Facilities and such System Segment.

Section 3.6                                   Retention Facilities.  The Water Facilities Plan will describe the Retention Facilities that will be required to permit Midstream to provide the Services in accordance with this Agreement (each, a “Required Retention Facility”).  Midstream shall install such Required Retention Facilities and shall operate and maintain such Required Retention Facilities (each such Required Retention Facility so installed by Midstream, a “System Retention Facility”).  For the avoidance of doubt, Midstream shall have the right at any time to add additional retention facilities to the Water Facilities as it deems necessary or appropriate to provide the Services and such services as it is providing to third parties.

Section 3.7                                   Pumping Facilities.  The Water Facilities Plan will describe the pumping facilities that will be required in order for Water to be made available at the Delivery Points at the delivery rates specified in Section 3.1(b) (each a”Required Pumping Station”).  Midstream shall install each such Required Pumping Station and shall operate and maintain each Required Pumping Station (each such Required Pumping Station so installed by Midstream, a “System Pumping Station”).  For the avoidance of doubt, Midstream shall have the right at any time to add additional pumping facilities to the Water Facilities as it deems necessary or appropriate to provide the Services and such services as it is providing to third parties.

Section 3.8                                   Right of Way and Access.  Midstream is responsible for the acquisition of rights of way, crossing permits, licenses, use agreements, access agreements, leases, fee parcels, and other rights in land right necessary to construct, own, and operate the Water Facilities, and all such rights in land shall be solely for use by Midstream and shall not be shared with Producer, except as otherwise agreed by Midstream; provided that Producer hereby grants, without warranty of title, either express or implied, to the extent that it has the right to do so without the incurrence of material expense, an easement and right of way upon all lands covered by the Service Area Properties, for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, and removing all or any portion of the Water Facilities, including all pipelines, meters, and other equipment necessary for the performance of this Agreement; provided, further, that the exercise of these rights by Midstream shall not unreasonably interfere with Producer’s lease operations or with the rights of owners in fee, and will be subject to Producer’s safety and other reasonable access requirements applicable to Producer’s personnel.  Producer shall not have a duty to maintain the underlying agreements (such as leases, easements, and surface use agreements) that such grant of easement or right of way to Midstream is based upon, and such grants of easement or right of way will terminate if Producer loses its rights to the property, regardless of the reason for such loss of rights.  Notwithstanding the foregoing, (i) Producer will assist Midstream to secure replacements for such terminated grants of easement or right of way, in a manner consistent with the cooperation requirements of Section 3.9, (ii) to the extent that Producer agrees that Midstream’s Measurement Facilities may be located on Producer’s Well Pad sites, Producer shall be responsible for obtaining any necessary rights to locate such Measurement Facilities on such Well Pad sites, and (iii) Producer shall use reasonable efforts to involve Midstream in Producer’s negotiations with the owners of lands covered by the Service Area Properties so that Producer’s surface use agreements and Midstream’s rights of way with respect to such lands can be concurrently negotiated and obtained. Without limiting the generality of the foregoing, Producer agrees to make space available at each Delivery Point sufficient for Midstream to install and construct pig receiving and other facilities necessary for Midstream to pig the Water Facilities to each Delivery Point.

Section 3.9                                   Cooperation.  Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to drill and complete each Planned Well and construct the required extensions of the Water Facilities to each Planned Well Pad, the Parties agree to work together in good faith to obtain such permits, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided herein.  The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way.

ARTICLE 4
TERM

Section 4.1                                   Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the twentieth (20th) anniversary of the Effective Date and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated, effective upon an anniversary of the Effective Date, by notice from either Party to the other Party on or before the one hundred eightieth (180th) Day prior to such anniversary.

ARTICLE 5
FEES AND CONSIDERATION

Section 5.1                                   Fees.

(a)                                 Subject to the other provisions of this Agreement, Producer shall pay Midstream each Month in accordance with the terms of this Agreement, for all Services provided by Midstream during such Month, an amount equal to the sum of the following:

(i)                                     The product of (A) the aggregate volume of Water, stated in Barrels, made available by Midstream to the Delivery Points during such Month multiplied by (B) $3.50 (as may be increased or decreased in accordance with Section 5.1(b), the “Delivery Point Fee”); and

(ii)                                  The product of (A) the aggregate volume of Water, stated in Barrels, picked up by Producer at the System Retention Facilities as contemplated by Section 3.1(c) during such Month multiplied by (B) $3.00 (as may be increased or decreased in accordance with Section 5.1(b), the “Retention Facility Fee”).

(b)                                 After each of the first five (5) Contract Years, one hundred percent (100%), and after the sixth (6th) Contract Year and each Contract Year thereafter, fifty-five percent (55%) of the Delivery Point Fee and the Retention Facility Fee shall be adjusted up or down on an annual basis in proportion to the percentage change, from the preceding year, in the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, as published by the United States Department of Labor, Bureau of Labor Statistics (“CPI”). Such adjustment shall be made effective upon the first Day of each Contract Year commencing in the Contract Year beginning in 2014, and shall reflect the percentage change in the CPI as it existed for June of the preceding Contract Year from the CPI for the second immediately preceding June; provided, however, that the Delivery Point Fee and the Retention Facility Fee shall never be less than the initial fees stated in Section 5.1(a); nor shall such fees be increased or decreased by more than 3% in any given Contract Year.

(c)                                  Notwithstanding the foregoing provisions of this Section 5.1 or any other provision to the contrary in this Agreement, Midstream shall have the right to elect to be paid for some or all Services on a cost of service basis to the extent set forth in this Section 5.1(c).  Midstream shall have the right to elect to be paid on a cost of service basis for any Services other than Services offered in respect of the Delivery Points at the Planned Well Pads set forth in the Initial Service Area, all of which Services shall be performed for the volumetric fees set forth in Section 5.1(a) and Section 5.1(b).  With respect to any other Services, Midstream may elect, by notice to Producer at least three Months prior to the commencement of any Contract Year or, in the case of any water facilities acquired by Midstream pursuant to Section 2.5(a), in the notice given by Midstream  in accordance with such Section that Midstream will acquire such water facilities, to be paid on a cost of service basis for the Services specified in such notice commencing at the beginning of such Contract Year or with the acquisition of such facilities, as applicable, and continuing for the remaining term of this Agreement, but only with respect to the facilities so acquired or discrete parts of the Water Facilities (each, a “CS Facility”) that are placed into service or acquired during such Contract Year or a later Contract Year, as applicable.  The Services specified in such notice may be of any scope determined by Midstream in its sole discretion and may include all eligible Services or any part thereof and may include, by way of example only, making Water available at a particular Delivery Point or group of Delivery Points, providing additional System Retention Facilities or System Pumping Facilities, connecting additional Take Points, and any other subset of the Services determined by Midstream, in each case subject to the foregoing sentence.  All Services provided from time to time on a cost of service basis shall be bundled together for purposes of calculating a single Monthly cost of service fee (the “Cost of Service Fee”), which shall be calculated with respect to each Contract Year as set forth in Exhibit H attached hereto.

ARTICLE 6
CERTAIN RIGHTS AND OBLIGATIONS OF PARTIES

Section 6.1                                   Operational Control of Midstream’s Facilities.  Subject to the terms and conditions of this Agreement, Midstream shall design, construct, own, operate, and maintain the Water Facilities at its sole cost and risk.  Midstream shall be entitled to full and complete operational control of its facilities and shall be entitled to operate and reconfigure its facilities in a manner consistent with its obligations under this Agreement.

Section 6.2                                   Maintenance.  Midstream shall be entitled, without liability, to interrupt its performance hereunder to perform necessary or desirable inspections, maintenance, testing, alterations, modifications, expansions, connections, repairs or replacements to its facilities as Midstream deems necessary (“Maintenance”), with reasonable notice provided to Producer, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected.  Before the beginning of each calendar year, Midstream shall provide Producer in writing with a projected schedule of the Maintenance to be performed during the year and the anticipated date of such Maintenance.  On or before the 10th Day before the end of each Month, Midstream shall provide Producer with its projected maintenance schedule for the following Month.

Section 6.3                                   Third Party Services; Capacity Allocations on the Water Facilities.

(a)                                 Subject to this Section 6.3 and the other provisions of this Agreement, Midstream has the right to contract with other Persons to perform services utilizing the Water Facilities on an Interruptible Service basis.

(b)                                   If on any Day the total volumes of Water that Midstream has agreed to take from all System Take Points on a particular System Segment, including the volumes Midstream is obligated to take pursuant to Section 3.1(a), for any reason (including Maintenance, Force Majeure, or any foreseen or unforeseen reduction in capacity) exceed the capacity of such System Segment, including any System Retention Facilities located on such System Segment, Midstream shall reduce the volumes taken from all the System Take Points pursuant to its agreements with third parties prior to any reduction in the amounts taken at the Take Points pursuant to this Agreement.

(c)                                  To the extent that the volumes of Water that Midstream has agreed to make available at the System Delivery Points on a particular System Segment, including the volumes that Midstream is obligated to make available at the Delivery Points pursuant to Section 3.1(b), for any reason (including Maintenance, Force Majeure, or any foreseen or unforeseen reduction in capacity) exceed the capacity of such System Segment to make available Water at the System Delivery Points, then Midstream shall interrupt or curtail volumes of Water made available to System Delivery Points other than the Delivery Points prior to any reduction in the amounts made available at the Delivery Points.

(d)                                 Except as otherwise provided in this Section 6.3, Midstream shall be free to use any Water present in the Water Facilities to satisfy its obligations to Producer and any third party and shall not be obligated to ensure that Water taken from any Take Point is utilized only to perform Services for Producer; provided, however, that Midstream shall comply with any restrictions on the use of any Water taken from any Take Point and made available to any third party, and ensure that such third party also so complies, to the extent that Producer has informed Midstream of such restrictions.

ARTICLE 7
DELIVERY RATES

Section 7.1                                   Delivery Rates.  Subject to the other provisions of this Agreement, Midstream shall construct and operate the Water Facilities in a manner so as to permit Water to be made available at the Delivery Points at delivery rates equal to or greater than the Maximum BPM Rate.

Section 7.2                                   Producer Facilities.  Producer, at its own expense, shall construct, equip, maintain, and operate all facilities necessary to receive Water into the tanks or other storage facilities located at the Delivery Points at delivery rates at least equal to the Maximum BPM Rate.  Producer shall be responsible at its own expense for disposing of any Water delivered to Producer to hereunder in the volumes and flow rates provided for hereunder but that Producer is unable to use or store.

ARTICLE 8
NOMINATION

Section 8.1                                   Maximum Take Point Volumes.  Producer has informed Midstream of the maximum volume of Water that can be taken, if any, in accordance with Producer’s rights to take such Water, including any Applicable Law or Governmental Approval, at each of the currently existing Take Points. Producer shall inform Midstream of the maximum volume of Water that can be taken, if any in accordance with Producer’s rights to take such Water, including any Applicable Law or Governmental Approval, at each new Take Point established in accordance with Section 3.5.  Producer shall notify Midstream of any change to such maximum volumes immediately after Producer becomes aware of any such change.

Section 8.2                                   Take Point Nominations.  If Producer desires that Midstream take volumes of Water from any Take Point on any Day that are less than the greater of (a) the maximum capacity of the Take Point Facilities as they then exist at such Take Point on such Day and (b) the maximum volume of Water that may be taken on such Day at such Take Point in accordance with Producer’s rights to take Water at such Take Point, including Applicable Law and/or any relevant Governmental Approval, Producer may from time to time nominate Take Point volumes for such Take Point as it desires to be taken at each such Take Point, on not less than 5 Business Days’ notice to Midstream.

Section 8.3                                   Delivery Point Nominations.  If Producer desires that Midstream make available at any Delivery Point volumes of Water less than the volumes stated in the Connection Notice with respect to such Delivery Point, Producer may from time to time nominate Delivery Point volumes for such Delivery Point, on not less than 5 Business Days’ notice to Midstream.

ARTICLE 9
WATER QUALITY

Section 9.1                                   Take Point Water Standards.  Water at each Take Point shall be free from any contamination or any substances that would result in such Water being unsuitable for use in hydraulic fracturing operations in accordance with all then-applicable general industry practices, Applicable Laws, and Governmental Approvals, or that would result in any damage to the Water Facilities (the standards set forth in this Section 9.1 being called the “Water Quality Standards”).

Section 9.2                                   Non-Conforming Take Point Water.  If the Water quality at any Take Point does not conform to the Water Quality Standards, then Midstream will have the right to immediately discontinue taking Water at such Take Point as long as the Water at such Take Point continues to be non-conforming.  In the event that Midstream takes receipt of non-conforming Water at any Take Point, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Midstream and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Water.

Section 9.3                                   Delivery Point Water Quality Standards.  Midstream shall make available Water at each Delivery Point that meets the Water Quality Standards, provided that Water at the Take Points meets the Water Quality Standards, and subject to the provisions of Section 9.4.

Section 9.4                                   Retention Facility Contamination.  Midstream shall use reasonable efforts to ensure that Water that is held in the System Retention Facilities is not subject to any contamination or pollution that would result in the Water held in the System Retention Facilities not meeting the Water Quality Standards.  Except to the extent that Midstream has failed to perform its obligations set forth in the immediately preceding sentence, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Midstream and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from the quality of the Water in the System Retention Facilities, including any remediation obligation under any Applicable Laws relating to the environment.

ARTICLE 10
MEASUREMENT EQUIPMENT AND PROCEDURES

Section 10.1                            Equipment.  Midstream shall install, own, operate, and maintain Measurement Facilities (a) to measure the volumes of Water taken at each Take Point on each Day and (b) to measure the volumes of Water made available at each Delivery Point on each Day.  Producer shall have the right to install check Measurement Facilities at each Take Point and each Receipt Point, including the right to install check measurement equipment on Midstream’s meter tubes and orifice unions.  The changing and integration of the charts (if utilized for measurement purposes hereunder) and calibrating and adjusting of meters shall be performed by Midstream.

Section 10.2                            Units of Measurement. The unit of volume for measurement of Water made available hereunder shall be one Barrel.  Delivery rates shall be stated in Barrels per minute.

Section 10.3                            Notice of Measurement Facilities Inspection and Calibration.  Each Party shall give reasonable notice to the other Party in order that the other Party may, at its option, have representatives present to observe any reading, inspecting, testing, calibrating or adjusting of Measurement Facilities used in measuring or checking the measurement of volumes of Water under this Agreement.  The official electronic data from such Measurement Facilities shall remain the property of the Measurement Facilities’ owner, but copies of such records shall, upon written request, be submitted, together with calculations and flow computer configurations therefrom, to the requesting Party for inspection and verification.

Section 10.4                            Measurement Accuracy Verification.

(a)                                 Each Party shall verify the accuracy of all Measurement Facilities owned by such Party no less frequently than quarterly.  Neither Party shall be required to cause adjustment or calibration of such equipment more frequently than once per Month, unless a special test is requested pursuant to Section 10.5.

(b)                                 If, during any test of the Measuring Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated flow rate through each meter run in excess of two percent (2%) of the adjusted flow rate (whether positive or negative and using the adjusted flow rate as the percent error equation denominator), then any previous recordings of such equipment shall be corrected to zero error for any period during which the error existed (and which is either known definitely or agreed to by the Parties) and the total flow for the period redetermined in accordance with the provisions of Section 10.6.  If the period of error condition cannot be determined or agreed upon between the Parties, such correction shall be made over a period extending over the last one half of the time elapsed since the date of the prior test revealing the two percent (2%) error.

(c)                                  If, during any test of any Measurement Facilities, an adjustment or calibration error is found which results in an incremental adjustment to the calculated hourly flow rate which does not exceed two percent (2%) of the adjusted flow rate, all prior recordings and electronic flow computer data shall be considered to be accurate for volume determination purpose.

Section 10.5                            Special Tests.  In the event a Party desires a special test (a test not scheduled by a Party under the provisions of Section 10.4) of any Measurement Facilities, seventy-two (72) hours advance notice shall be given to the other Party and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment.  If the Measurement Facilities tested are found to be within the range of accuracy set forth in Section 10.4(b), then the Party that requested the test shall pay the costs of such special test including any labor and transportation costs pertaining thereto.  If the Measurement Facilities tested are found to be outside the range of accuracy set forth in Section 10.4(b), then the Party that owns such Measurement Facilities shall pay such costs and perform the corrections according to Section 10.6.

Section 10.6                            Metered Flow Rates in Error.  If, for any reason, any Measurement Facilities are (i) out of adjustment, (ii) out of service, or (iii) out of repair and the total calculated flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 10.4, the total volumes of Water made available shall be determined in accordance with the first of the following methods which is feasible:

(a)                                 By using the registration of any mutually agreeable check metering facility, if installed and accurately registering (subject to testing as provided for in Section 10.4);

(b)                                 Where multiple meter runs exist in series, by calculation using the registration of such meter run equipment; provided that they are measuring Production from upstream and downstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering;

(c)                                  By correcting the error by re-reading of the official data, or by straightforward application of a correcting factor to the volumes recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(d)                                 By estimating the volumes, based upon volumes made available during periods of similar conditions when the meter was registering accurately.

Section 10.7                            Record Retention.  The Party owning the Measurement Facilities shall retain and preserve all test data, flow metering data, and similar records for any calendar year for a period of at least twenty-four (24) Months following the end of such calendar year unless Applicable Law requires a longer time period or the Party has received written notification of a dispute involving such records, in which case records shall be retained until the related issue is resolved.

ARTICLE 11
NOTICES

Section 11.1                            Notices.  Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day.  Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, or if Producer desires to serve upon Midstream a Connection Notice, the delivery of such notice shall be considered effective under this Section 11.1 only if delivered by any method set forth in items (i) through (iv) above.  Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

Producer:	ANTERO RESOURCES CORPORATION
1625 17th Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:	For water control, nominations & balancing:
Completion Supervisor
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

Midstream:	ANTERO RESOURCES MIDSTREAM LLC
1625 17th Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For water control, nominations & balancing:
Scheduling Coordinator
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

ARTICLE 12
PAYMENTS

Section 12.1                            Invoices.  Not later than the tenth (10th) Day following the end of each Month, Midstream shall provide Producer with a detailed statement setting forth the volumes of Water made available during such Month at the Delivery Points and the volumes of Water taken by Producer from the System Retention Facilities during such Month and the Delivery Point Fee, the Retention Facility Fee, and, if applicable, the Cost of Service Fee with respect to such Month, together with measurement summaries and all relevant supporting documentation, to the extent available on such tenth (10th) Day (with Midstream being obligated to deliver any such supporting documentation that is not available on such tenth (10th) Day as soon as it becomes available).  Producer shall make payment to Midstream by the last Business Day of the Month in which such invoice is received.  Such payment shall be made by wire transfer pursuant to wire transfer instructions delivered by Midstream to Producer in writing from time to time.  If any overcharge or undercharge in any form whatsoever shall at any time be found and the invoice therefor has been paid, Midstream shall refund any amount of overcharge, and Producer shall pay any amount of undercharge, within thirty (30) Days after final determination thereof, provided, however, that no retroactive adjustment will be made beyond a period of twenty-four (24) Months from the date of a statement hereunder.

Section 12.2                            Right to Suspend on Failure to Pay.  If any undisputed amount due hereunder remains unpaid for sixty (60) Days after the due date, Midstream shall have the right to suspend or discontinue Services hereunder until any such past due amount is paid.

Section 12.3                            Audit Rights.  Either Party, on not less than thirty (30) Days prior written notice to the other Party, shall have the right at its expense, at reasonable times during normal business hours, but in no event more than twice in any period of twelve (12) consecutive Months, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, payment made under, or obligation or right pursuant to this Agreement.  The scope of any audit shall be limited to transactions affecting Water volumes hereunder or the Cost of Service Fee and shall be limited to the twenty-four (24) Month period immediately prior to the Month in which the notice requesting an audit was given.  All statements, allocations, measurements, computations, charges, or payments made in any period prior to the twenty-four (24) Month period immediately prior to the Month in which the audit is requested shall be conclusively deemed true and correct and shall be final for all purposes.

Section 12.4                            Payment Disputes.  In the event of any dispute with respect to any payment hereunder, Producer shall make timely payment of all undisputed amounts, and Midstream and Producer will use good faith efforts to resolve the disputed amounts within sixty (60) Days following the original due date.  Any amounts subsequently resolved shall be due and payable within ten (10) Days of such resolution.

Section 12.5                            Interest on Late Payments.  In the event that Producer shall fail to make timely payment of any sums, except those contested in good faith or those in a good faith dispute, when due under this Agreement, interest will accrue at an annual rate equal to ten percent (10%) from the date payment is due until the date payment is made.

Section 12.6                            Credit Assurance.  Midstream shall apply consistent evaluation practices to all similarly situated customers to determine the new Producer’s financial ability to perform its payment obligations under this Agreement.

(a)                                 If Midstream has reasonable grounds for insecurity regarding the performance of any obligation by Producer under this Agreement (whether or not then due), Midstream may demand Adequate Assurance of Performance from Producer, which Adequate Assurance of Performance shall be provided to Midstream within five (5) Days after written request.  If Producer fails to provide such Adequate Assurance of Performance within such time, then Midstream may suspend its performance under this Agreement until such Adequate Assurance of Performance is provided.  However, any action by Midstream shall not relieve Producer of its payment obligations.  The exercise by Midstream of any right under this Section 12.6 shall be without prejudice to any claims for damages or any other right under this Agreement.  As used herein, “Adequate Assurance of Performance” means any of the following, in Midstream’s reasonable discretion:

(i)                                     an irrevocable standby letter of credit in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder from a financial institution rated at least A- by S&P or at least A3 by Moody’s in a form and substance satisfactory to Midstream;

(ii)                                  cash collateral in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder to be deposited in an escrow account as designated by Midstream; Midstream is hereby granted a security interest in and right of set-off against all cash collateral, which is or may hereafter be delivered or otherwise transferred to such escrow account in connection with this Agreement; or

(iii)                               a guaranty in an amount not to exceed an amount that is equal to sixty (60) Days of Producer’s payment obligations hereunder reasonably acceptable to Midstream.

(b)                                 The term of any security provided under this Section 12.6 shall be as reasonably determined by Midstream, but it shall never exceed sixty (60) Days, after which the security shall terminate (or in the case of cash collateral, be immediately returned by Midstream to Producer without further action by either Party).  Nothing shall prohibit Midstream, however, from requesting additional Adequate Assurance of Performance following the end of any such term, so long as the conditions triggering such a request under this Section 12.6 exist.

(c)                                  Should Producer fail to provide Adequate Assurance of Performance within five (5) Days after receipt of written demand for such assurance (which shall include reasonable particulars for the demand and documentation supporting the calculation of such amount demanded), then Midstream shall have the right (notwithstanding any other provision of this Agreement) to suspend performance under this Agreement until such time as Producer furnishes Adequate Assurance of Performance.

Section 12.7                            Excused Performance.  Midstream will not be required to perform or continue to perform Services, and Producer shall not be obligated to obtain Water under this Agreement, in the event:

(a)                                 the other Party has voluntarily filed for bankruptcy protection under any chapter of the United States Bankruptcy Code;

(b)                                 the other Party is the subject of an involuntary petition of bankruptcy under any chapter of the United States Bankruptcy Code, and such involuntary petition has not been settled or otherwise dismissed within ninety (90) Days of such filing; or

(c)                                  the other Party otherwise becomes insolvent, whether by an inability to meet its debts as they come due in the ordinary course of business or because its liabilities exceed its assets on a balance sheet test; and/or however such insolvency may otherwise be evidenced.

ARTICLE 13
FORCE MAJEURE

Section 13.1                            Suspension of Obligations.  In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure in writing to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure.

Section 13.2                            Definition of Force Majeure.  The term “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accident to wells, machinery, equipment or lines of pipe, the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe, inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies, or government authorizations, any action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with any Applicable Law), and any breach of any representation or warranty of Producer or any failure by Producer to perform any obligation of Producer under that certain [Contribution Agreement] dated [                      ], 2013, by and between Producer and Midstream.

Section 13.3                            Settlement of Strikes and Lockouts.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party having the difficulty.

Section 13.4                            Payments for Water Made Available.  Notwithstanding the foregoing, it is specifically understood and agreed by the Parties that an event of Force Majeure will in no way affect or terminate Producer’s obligation to make payment for volumes of Water made available prior to such event of Force Majeure.

ARTICLE 14
INDEMNIFICATION

Section 14.1                            Midstream.  Subject to the terms of this Agreement, including Section 17.8, Midstream shall release, indemnify, defend, and hold harmless Producer and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Midstream and (ii) any breach of this agreement by Midstream.

Section 14.2                            Producer.  Subject to the terms of this Agreement, including Section 17.8, Producer shall release, indemnify, defend, and hold harmless Midstream and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Producer and (ii) any breach of this agreement by Producer.

ARTICLE 15
CUSTODY AND TITLE

Section 15.1                            Custody.  As among the Parties, Producer shall be in custody, control and possession of (i) Water until such Water is taken into the Water Facilities at the Take Points and (ii) Water after such Water is made available at the Delivery Points or until such Water is picked up by Producer at a System Facility.  As among the Parties, Midstream shall be in custody, control and possession of all Water in the Water Facilities at all other times. Except as otherwise provided in this Agreement, the Party having custody and control of Water under the terms of this Agreement shall be responsible for, and shall defend, indemnify, release and hold the other Party and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature for anything that may happen or arise with respect to such Water when such Water is in its custody and control, including losses resulting from any negligent acts or omissions of any indemnified party, but excluding any losses to the extent caused by or arising out of the negligence, gross negligence, or willful misconduct of the indemnified party.

ARTICLE 16
PAYMENTS FOR WATER; TAXES

Section 16.1                            Payments for Water; Taxes.  To the extent that any Person is entitled to any payment in respect of Water taken from any Take Point, including any taxes, Producer shall pay or cause to be paid and agrees to hold Midstream harmless as to the payment of all such payments or taxes.  Midstream shall not become liable for such payments or taxes, unless designated to remit those taxes on behalf of Producer by any duly constituted Governmental Authority having authority to impose such obligations on Midstream, in which event the amount of such taxes remitted on Producer’s behalf shall be reimbursed by Producer upon receipt of invoice, with corresponding documentation from Midstream setting forth such payments.  Midstream shall pay or cause to be paid all taxes, charges and assessments of every kind and character required by statute or by order of Governmental Authorities with respect to the Water Facilities.  Except as provided in Exhibit H attached hereto, neither Party shall be responsible nor liable for any taxes or other statutory charges levied or assessed against the facilities of the other Party, including ad valorem tax (however assessed), used for the purpose of carrying out the provisions of this Agreement or against the net worth or capital stock of such Party.  Notwithstanding the foregoing, to the extent that such payments or taxes relate to Water that is made available to a third party pursuant to Section 6.3(d), Midstream shall look only to such third  party, and not to Producer, for payment or reimbursement of such payments and taxes to the extent relating to the Water made available to such third party, and shall use reasonable efforts to ensure that Water not subject to such payments and taxes is made available to Producer in preference to third parties.

ARTICLE 17
MISCELLANEOUS

Section 17.1                            Rights.  The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 17.2                            Applicable Laws.  This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.  To the extent that the performance of the Services by Midstream shall at any point in time become prohibited or restricted by Applicable Laws or the provisions of any Governmental Approval, Midstream shall be relieved from its obligations to perform such Services.

Section 17.3                            Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 17.4                            Successors and Assigns.

(a)                                 This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

(b)                                 To the extent any Affiliate of Producer acquires any Oil and Gas Interests or any water facilities, Producer shall cause such Affiliate to comply with the obligations of Producer under Article 2 of this Agreement with respect to its Oil and Gas Interests and to enter into an agreement with Midstream substantially the same as this Agreement.

(c)                                  Except as set forth in Section 17.4(d) and Section 17.4(e), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party (which such consent shall not be unreasonably withheld, conditioned or delayed), and any assignment or attempted assignment made otherwise than in accordance with this Section 17.4 shall be null and void ab initio.

(d)                                 Notwithstanding the foregoing clause (c), Midstream may perform all services under this Agreement itself using its own water facilities and/or perform any or all such services through third parties, in which case references herein to the Water Facilities shall be deemed to be references to such facilities of the relevant third party.

(e)                                  Notwithstanding the foregoing clause (c):

(i)                                     Midstream shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer if such assignment is made to any Person to which the Water Facilities or any part thereof has been or will be transferred that assumes in writing all of Midstream’s obligations hereunder (if applicable, to the extent that part of the Water Facilities being transferred to such Person) and is (A) an Affiliate of Midstream or (B) a Person to which the Water Facilities has been or will be transferred who (1) hires (or retains, as applicable) operating personnel who are then operating the Water Facilities (or has similarly experienced operating personnel itself), (2) has operated for at least two (2) years prior to such assignment systems similar to the Water Facilities, or (3) contracts for the operation of the Water Facilities with another Person that satisfies either of the foregoing conditions (1) or (2) in this clause (B), provided in the case of an assignment pursuant to this clause (B), the assignee has creditworthiness as reasonably determined by Producer that is equal to the higher of Midstream’s creditworthiness as of the Effective Date and Midstream’s creditworthiness as of the date of the assignment.

(ii)                                  Midstream shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Midstream.

(iii)                               Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Midstream, to any Person to which it sells, assigns, or otherwise transfers all or any portion of the Service Area Properties and who (A) who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Service Area Properties being transferred to such Person) and (B) whose credit rating is equal to or greater than the greater of Producer’s credit rating as of the Effective Date and Producer’s credit rating as of the date of the assignment.

(f)                                   Upon an assignment by Midstream in accordance with Section 17.4(e)(i)(B) Midstream shall be released from its obligations under this Agreement to the extent of such assignment.  Upon an assignment by Producer in accordance with Section 17.4(e)(ii), Producer shall be released from its obligations under this Agreement to the extent of such assignment.

Section 17.5                            Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by Applicable Law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 17.6                            Confidentiality.

(a)                                 Confidentiality.  Except as otherwise provided in this Section 17.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including Development Plans, Water Facilities Plans, and all data relating to the production of Producer) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

(b)                                 Permitted Disclosures.  Notwithstanding Section 17.6(a) disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 17.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 17.6(b), or (viii) except for information disclosed pursuant to Article 3 of this Agreement, to a royalty, overriding royalty, net profits or similar owner burdening production from the Service Area Properties, provided such royalty, overriding royalty, net profits or similar owner, agrees in writing to be bound by the terms of this Section 17.6.

(c)                                  Notification.  If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 17.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d)                                 Party Responsibility.  Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 17.6.

(e)                                  Public Announcements.  The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 17.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement.  The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement.  Nothing contained in this Section 17.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by Applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f)                                   Survival.  The provisions of this Section 17.6 shall survive any expiration or termination of this Agreement; provided that other than with respect to information disclosed pursuant to Article 3, as to which such provisions shall survive indefinitely, such provisions shall survive only a period of one (1) year.

Section 17.7                            Entire Agreement, Amendments and Waiver.  This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter.  This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.  No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.  No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 17.8                            Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH

A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 17.9                            Headings.  The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 17.10                     Rights and Remedies.  Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by Applicable Law.

Section 17.11                     No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 17.12                     Rules of Construction.  In construing this Agreement, the following principles shall be followed:

(a)                                 no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b)                                 examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c)                                  the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d)                                 the plural shall be deemed to include the singular and vice versa, as applicable; and

(e)                                  references to Section shall be references to Sections of this Agreement.

Section 17.13                     No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 17.14                     Further Assurances.  Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 17.15                     Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

ANTERO RESOURCES MIDSTREAM LLC

By:
Name:
Title:

Signature Page